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                                                                  EXHIBIT 10.23


                              CONSULTING AGREEMENT


         WHEREAS, DSC Communications Corporation, with a principal place of business at 1000 Coit Road, Plano, Texas 75075 (hereinafter "DSC') desires to secure the services of FRANK J. CUMMISKEY as identified herein; and

         WHEREAS, Frank J. Cummiskey, with a principal place of business at 25 Upland Drive, Greenwich, Connecticut 06831 (hereinafter "Consultant"), desires to perform investigations, evaluations, and services and to provide DSC with his professional expertise in designated fields.

         NOW, THEREFORE, the parties agree as follows:

         1. SCOPE OF WORK. Consultant shall function as Vice Chairman of the Board of Directors of DSC and as Chairman of the Board of Directors or other assignment for the DSC subsidiary, company, or organization which encompasses DSC's international operations, organizations, and business activities, and shall coordinate his work efforts with the person identified in Paragraph 7 of this Agreement who acts as Chairman of the Board and Chief Executive Officer for DSC.

         2. TERM OF AGREEMENT. This agreement shall be effective on May 1, 1993, regardless of the date of execution hereof, and shall continue thereafter until terminated by either party upon sixty (60) days prior notice to the other.

         3.      COMPENSATION.

                 A. DSC shall pay Consultant at the rate of SIXTEEN THOUSAND SEVEN HUNDRED DOLLARS ($16,700) in twelve (12) consecutive monthly payments on the first (1st) day of every month for a maximum cumulative compensation of TWO HUNDRED THOUSAND FOUR HUNDRED DOLLARS ($200,400.00) for his performance of this Agreement. During the term of this agreement, Consultant shall provide DSC the appropriate number of hours of professional services necessary to accomplish his assignment.

                 B. Payments made under this Agreement shall not include any amount which will be used improperly by Consultant to influence the actions of another person on DSC's behalf.

         4. REIMBURSABLE EXPENSES. DSC shall reimburse Consultant for reasonable expenses incurred for meals, lodging, and travel by DSC and incurred as a result of the work performed by Consultant at DSC's request.





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Consultant shall invoice DSC for these expenses, and DSC shall pay Consultant within fifteen (15) days after receipt of invoice.

         5. SUPPLIES AND EQUIPMENT. DSC shall supply Consultant samples, materials, supplies equipment, services, or the like, as deemed necessary by DSC in order for Consultant to perform his services according to this Agreement. If it is not appropriate or convenient for DSC to supply Consultant directly, Consultant may, with the prior written authorization of DSC, obtain these items from other sources, whereupon DSC shall reimburse Consultant. Upon request by DSC, all samples, materials, supplies, and equipment supplied or paid for by DSC shall be returned by Consultant upon expiration or termination of this Agreement.

         6. REPORTS. With respect to the services performed by Consultant, according to this Agreement, Consultant shall deliver to DSC detailed reports and documentation as may be periodically required by DSC, in such reasonable form as DSC shall specify. Consultant's reports to DSC shall disclose all work or services completed to date, including any results, ideas, development, or inventions derived, conceived, or reduced to practice during the course of Consultant's performance under this Agreement, and shall be supported by appropriate documentation such as graphs, computer programs, formulae sketches, drawings, summaries, and the like.

         7. COMMUNICATIONS AND ADMINISTRATION. For and on behalf of DSC, the person designated below shall have cognizance of the services provided pursuant to this Agreement, and liaison and general administration of the Agreement for DSC shall be through him. All invoices, statements, reports, and loaned supplies and equipment shall be sent directly to this individual or his designee:

                 James L. Donald
                 DSC Communications Corporation
                 1000 Coit Road
                 Plano, TX 75075

         8. RIGHT IN WORK PRODUCT. The work product of Consultant's services, including results, and all ideas, developments, and inventions which Consultant conceives or reduces to practice during the course of his performance under this Agreement shall be the exclusive property of DSC. This information, and material, and any such inventions shall be deemed DSC proprietary information and shall not be disclosed to anyone outside of DSC, or used by Consultant or others without the prior written consent of DSC. Any article, paper, treatise, computer program, or report prepared by Consultant pursuant to this Agreement, or which discuses the services performed hereunder or the results thereof ("Written Data") and which qualifies as a "work-for-hire"





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under the copyright laws of the United States, shall be the exclusive property of DSC as a "work-for-hire". All right, title, and interest, including any copyright in and to any Written Data which does not qualify as a "work-for-hire" shall be deemed to have been "work-for-hire" and shall be deemed to have been automatically transferred to DSC from the date of inception thereof. Upon DSC's request, Consultant shall execute any document and render such other assistance as reasonably necessary to perfect the full right, title, and interest worldwide in the Written Data, including formal conveyance of copyright. Written Data shall not be published or submitted for publication by Consultant without the prior, written approval of DSC. Further, if any such article, paper, treatise, computer program, or report includes work previously copyrighted by Consultant, Consultant hereby grants DSC a nonexclusive, worldwide, irrevocable, paid-up license under such copyrights to reproduce, distribute, and use the works in any manner.

         9. ADDITIONAL IDEAS. In the event Consultant, during or after this Agreement but prior to Consultant's execution of a similar agreement with a third party, develops additional ideas not investigated hereunder but within the scope of this Agreement, Consultant shall communicate the ideas to DSC and allow DSC the right of first refusal to utilize Consultant's services to develop these additional ideas for DSC.

         10.     INSURANCE.

                 A. In addition to such other insurance as may be required by law, Consultant shall, during the performance of the services required under this Agreement, purchase and maintain with such insurers and under such policies of insurance as are acceptable to DSC, the following minimum coverage:

                 (1) Comprehensive General Liability all on an occurrence basis, with Personal Injury and broad form Property Damage coverage.

$1,000,000.00;        (a)  Personal Injury (Each Person)

$1,000,000.00         (b)  Bodily Injury (Each Occurrence)

$1,000,000.00         (c)  Property Damage (Each Accident)

$1,000,000.00         (d)  Combined Single Limit

and

$1,000,000.00         (e)  Business Pursuits Endorsement

                 (2)  Comprehensive Automobile Liability





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$1,000,000.00         (a)  Bodily Injury (Each Person)

and

$1,000,000.00              Bodily Injury (Each Occurrence)

                      (b)  Property Damage:  $1,000,000.00 and
                           Each Occurrence:  $1,000,000.00; and

                      (c)  Combined Single Limit:  $1,000,000.00

                 B. If required by DSC, Consultant shall, prior to the commencement date, provide DSC with a Certificate of Insurance. Said certificate shall contain a provision that coverage afforded under the policies will not be canceled until at least thirty (30) days prior written notice has been given to DSC at the address shown in Paragraph 7.

         11. WARRANTIES AND INDEMNITY. Consultant warrants that the services provided to DSC will be performed in a professional and competent manner. Further, Consultant warrants that he will not deliver to DSC work product which infringes any patent, trademark, copyright, or other property right of any third party relating to proprietary or trade secret information.

         12. CONFIDENTIAL INFORMATION. The obligations of this paragraph shall survive the expiration or termination of this Agreement. Consultant shall maintain confidential and secret all information which may be disclosed to Consultant as being confidential or secret in character, and Consultant shall not disclose this information to any other person (including DSC employees in any other division, group or entity), firm, or corporation. Consultant shall also maintain confidential the "know-how" and future plans of DSC relating to the fields of endeavor in which Consultant is exposed and the identity of persons working on those projects.

         13. CONSULTING AGREEMENTS. Consultant warrants that he is not a party to any other existing agreement which would prevent Consultant from entering into this Agreement or which would adversely affect this Agreement. Except with the prior consent of DSC, Consultant shall not engage in work of the same type and with respect to products of the same type as the subject matter of this Agreement for a competitor of DSC during the period of this Agreement or prior to DSC's public commercial sale of any products studied by Consultant hereunder whichever occurs later.

         14. INDEPENDENT CONTRACTOR. It is understood and agreed that Consultant shall be acting as an independent contractor and not as an employee





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of DSC.  Accordingly, Consultant assumes all risks and hazards encountered in his performance of the Agreement and, further, Consultant shall be solely responsible for all injuries, including death, to all persons and all loss or damage to property which are attributed to Consultant's performance under this Agreement or that of any agent, employee or subcontractor engaged by Consultant.

         15. BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of DSC and shall be binding upon and inure to the benefit of Consultant's heirs, legal representatives, successors, and assigns.

         16. GOVERNING LAW. The terms and conditions of this Agreement and performance hereunder shall be construed in accordance with the laws of the State of Texas.

         17. ASSIGNMENT. This Agreement shall not be assignable by Consultant without the written consent of DSC, and any purported assignment, including full or partial assignment or delegation to any agent or subcontractor, not permitted hereunder shall be void.

         18. MODIFICATION. This Agreement and any attachment hereto shall be modified only by an instrument in writing and signed by duly authorized representatives of the parties.

         19. MERGER OF AGREEMENT. This document constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all previous communications, representations, understandings, and agreements, either oral or written, between the parties or any official or representative thereof concerning the subject matter hereof.

DSC COMMUNICATIONS CORPORATION


By:
   ----------------------------                    ----------------------------
     James L. Donald                               Frank J. Cummiskey





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